Exhibit 99.1

Aeluma Announces First Quarter Fiscal 2026 Financial Results

Execution on Strategic Priorities Positions Aeluma for Future Growth

GOLETA, CA – November 12, 2025 – Aeluma, Inc. (NASDAQ: ALMU) (“Aeluma” or the “Company”), a transformative semiconductor company specializing in high-performance and scalable technologies, today reported financial results for its first quarter of fiscal 2026 ended September 30, 2025.

Management Commentary

“We had another strong quarter executing on our strategic priorities including bolstering our balance sheet with a capital raise to accelerate growth, adding key talent throughout the organization, increasing our manufacturing readiness, and advancing towards commercialization,” said Jonathan Klamkin, Ph.D., Founder and CEO of Aeluma. “In this quarter, we also initiated a new contract with NASA, met several milestones for existing contracts, and made continued progress on customer engagements. The rapid acceleration of AI is driving unprecedented demand for optical component technologies, and we are uncovering greater opportunity aligned with our offerings and product roadmap. As we progress in fiscal 2026 with a solid financial position and positive trends in our target market verticals, our focus is on executing our go-to-market strategy to drive long-term shareholder value.”

Recent Company Highlights

●	Strong Financial Position: Closed fiscal Q1 2026 with $38 million in cash and no long-term debt.

●	New Contract with NASA: Executed one new R&D contract related to quantum . New contract to leverage Aeluma’s scalable semiconductor platform to provide a path to low size, weight and power quantum systems for space applications.

●	Increased Manufacturing Readiness: Increased outsourced wafer fabrication activities nearly five-fold. Acquired key equipment assets to increase in-house test and validation capacity for qualifying outsourced wafer production processes.

●	New Hires: Attracted highly experienced and accomplished professionals to fill key manufacturing and engineering positions including Director of Supply Chain Manufacturing and Director of Technology Enablement.

●	Intellectual Property: Recently filed two nonprovisional patent applications for core innovations. One relates to scalable, large-diameter wafer manufacturing for photonic components, and the other to large-format imaging sensors. Brings total issued and pending patents to 34.

Fiscal Q1 2026 Financial Results

●	Revenue was $1.4 million compared to $481 thousand in the first quarter of 2024, and $1.3 million in the fourth quarter of 2025. Revenue in the quarter was primarily from R&D contracts.

●	GAAP net loss was $1.5 million, or ($0.09) per basic and diluted share, compared to a net loss of $730 thousand, or ($0.06) per basic and diluted share, for the same period last year and net loss of $859 thousand, or ($0.05) per basic and diluted share, in the prior quarter.

●	GAAP net loss increased from the prior quarter primarily due to higher salaries, stock-based compensation and employee benefits driven by new employees hires to support the expansion of the business and scaling of operations.

●	Adjusted EBITDA loss was $450 thousand, compared to a loss of $457 thousand in the same period last year, and a loss of $113 thousand in the prior quarter.

●	Cash and cash equivalents totaled $38.1 million at September 30, 2025, compared to $15.7 million as of June 30, 2025.

Fiscal Year 2026 Guidance and Strategic Priorities

For the full fiscal year of 2026, based on current and anticipated market conditions, Aeluma continues to expect revenue in a range of $4.0 million to $6.0 million. The Company’s strategic priorities for 2026 include:

●	New Contract Wins: Three to seven new development contracts, which provide non-dilutive funding for R&D investments and the growth of partnership opportunities.

●	Team Expansion: G rowth of our business development and go-to-market team, technical leadership and staff, and operations team.

●	Enhanced Manufacturing Readiness: Higher levels of outsourced wafer manufacturing productivity, expanded test and validation capabilities, technology qualification for targeted industries, and expanded supply chain partnerships.

●	Go-to-Market Traction: Continued progress on opportunities in target commercial markets and increasing the number of customer engagements in the pipeline. Immediate near-term focus on defense and aerospace, and photonics for AI infrastructure driving our product roadmap.

Conference Call and Webcast

Aeluma will host a conference call at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on November 12, 2025, to discuss the Company’s financial results and business outlook. Interested participants may access the conference the call by dialing (877) 317-6789 (domestic) or (412) 317-6789 (international) and referencing “Aeluma.”

A live webcast of the call will be available on the “Investors” section of Aeluma’s website and can also be accessed by clicking https://event.choruscall.com/mediaframe/webcast.html?webcastid=EUZ1bmuI. A replay of the conference call will be available on Aeluma’s website shortly after the call concludes.

Note about Non-GAAP Financial Measures

This press release includes and makes reference to certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Aeluma believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Aeluma believes that these non-GAAP financial measures provide additional insight into Aeluma’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate Aeluma’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation, depreciation and amortization.

This press release includes non-GAAP financial measures, including:

●	Non-GAAP net income (loss), which is defined as GAAP net income (loss) plus stock-based compensation expenses, amortization of discount on convertible notes, and changes in fair value of derivative liabilities; and

●	Adjusted EBITDA, defined as non-GAAP net income (loss) plus depreciation and amortization expenses, less interest income.

A reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this press release.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on the Company’s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

About Aeluma, Inc.

Aeluma (NASDAQ: ALMU) is a transformative semiconductor company specializing in high-performance photonic and electronic technologies that scale. The company’s proprietary platform combines compound semiconductors with scalable manufacturing used for mass market microelectronics to enable volume production and large-scale integration. Applications for Aeluma’s technology include mobile, AI, defense and aerospace, robotics, automotive, AR/VR, and quantum. Headquartered in Goleta, California, Aeluma operates state-of-the-art R&D and manufacturing capabilities for semiconductor wafer production, quick-turn chip fabrication, rapid prototyping, test and validation. Aeluma also partners with production-scale fabrication foundries, packaging, and integration companies. For more information, visit www.aeluma.com.

Company:

Aeluma, Inc.

(805) 351-2707

info@aeluma.com

Investor Contact:

Financial Profiles, Inc.

Moira Conlon & Tony Rossi

(310) 622-8221

ir@aeluma.com

Aeluma, Inc. and Subsidiary

Consolidated Balance Sheets

($ in thousands)	September 30, 2025 (unaudited)	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$25,920	$3,628
Certificate of deposit	12,227	12,112
Accounts receivable	1,248	962
Deferred compensation	-	-
Prepaids and other current assets	829	633
Total current assets	40,224	17,335
Property and equipment:
Equipment	1,902	1,692
Leasehold improvements	547	547
Accumulated depreciation	(1,122)	(1,021)
Property and equipment, net	1,327	1,218
Right of use asset - operating	1,078	836
Other assets	24	17
Total assets	$42,653	$19,406

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$273	$361
Accrued expenses and other current liabilities	306	206
Lease liability - operating, current portion	189	138
Derivative liabilities	-	-
Total current liabilities	768	705
Lease liability - operating, long-term portion	992	803
Convertible notes	-	-
Total liabilities	1,760	1,508
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock	-	-
Common stock	2	2
Additional paid-in capital	59,030	34,542
Accumulated deficit	(18,139)	(16,646)
Total stockholders’ equity	40,893	17,898
Total liabilities and stockholders’ equity	$42,653	$19,406

Aeluma, Inc. and Subsidiary

Consolidated Statements of Operations (unaudited)

	Three Months Ended
($ in thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024
Revenue	$1,385	$1,317	$481
Operating expenses:
Cost of revenue	701	779	315
Research and development	606	165	401
General and administrative	1,686	1,342	496
Total operating expenses	2,993	2,286	1,212
Loss from operations	(1,608)	(969)	(731)
Other income (expense):
Interest income	115	110	-
Amortization of discount on convertible notes	-	-	(145)
Changes in fair value of derivative liabilities	-	-	146
Total other income, net	115	110	1
Loss before income tax expense	(1,493)	(859)	(730)
Income tax expense	-	-	-
Net loss	$(1,493)	$(859)	$(730)
Net loss per share – basic and diluted	$(0.09)	$(0.05)	$(0.06)
Weighted average common shares outstanding – basic and diluted	16,141,153	15,824,222	12,178,424
Book value per share	$2.53	$1.13	$0.14

Aeluma, Inc. and Subsidiary

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

	Three Months Ended
($ in thousands, except per share data)	September 30, 2025	June 30, 2025	September 30, 2024
GAAP net loss	$(1,493)	$(859)	$(730)
Non-GAAP adjustments:
Stock-based compensation	1,056	744	167
Consulting and advisory - restricted stock award	-	3	7
Amortization of discount on convertible notes	-	-	145
Changes in fair value of derivative liabilities	-	-	(146)
Total adjustments to GAAP net loss	1,056	747	173
Non-GAAP net loss	$(437)	$(112)	$(557)
Depreciation & amortization	102	109	100
Interest income	(115)	(110)	-
Adjusted EBITDA	$(450)	$(113)	$(457)

GAAP net loss per share – basic and diluted	$(0.09)	$(0.05)	$(0.06)
Non-GAAP adjustments	0.06	0.04	0.02
Non-GAAP net loss per share – basic and diluted	$(0.03)	$(0.01)	$(0.04)

Aeluma, Inc. and Subsidiary

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended September 30,
($ in thousands)	2025	2024
Operating activities:
Net loss	$(1,493)	$(730)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred compensation	-	7
Stock-based compensation expense	1,056	167
Depreciation and amortization expense	102	100
Amortization of discount on convertible notes	-	145
Changes in fair value of derivative liabilities	-	(146)
Changes in operating assets and liabilities:
Accounts receivable	(286)	(262)
Prepaids and other current assets	(196)	(167)
Other assets	(8)	-
Accounts payable	(88)	(79)
Accrued expenses and other current liabilities	98	34
Net cash used in operating activities	(815)	(931)
Investing activities:
Purchase of equipment	(210)	(2)
Net cash used in investing activities	(210)	(2)
Financing activities:
Proceeds from stock option exercise	47	-
Proceeds from convertible notes issuance	-	3,145
Proceeds from public offering, net of offering costs	23,385	-
Net cash provided by financing activities	23,432	3,145
Net change in cash and cash equivalents, and certificate of deposit	22,407	2,212
Cash and cash equivalents, and certificate of deposit, beginning of period	15,740	1,291
Cash and cash equivalents, and certificate of deposit, end of period	$38,147	$3,503

Supplemental non-cash disclosures:
Right of use asset - operating obtained in exchange for lease liability - operating	$274	-